Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	February 25, 2021
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2020 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended December 31, 2020 and 2019:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended December 31, 2020, net income was $5.0 million, or $.36 per diluted share, as compared to $5.8 million, or $.42 per diluted share, during the fourth quarter of 2019.  As reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our financial results for the three-month period ended December 31, 2019 included a gain of $1.7 million, or $.12 per diluted share, realized on the sale of the Kings Crossing II medical office building. After adjusting the reported results for the three-month period ended December 31, 2019 for the $1.7 million gain, as calculated on the Supplemental Schedule, our adjusted net income was $4.1 million, or $.30 per diluted share, during the fourth quarter of 2019, as compared to $5.0 million, or $0.36 per diluted share during the fourth quarter of 2020.

As calculated on the attached Supplemental Schedule, our funds from operations (“FFO”), were $11.8 million, or $.85 per diluted share, during the fourth quarter of 2020, as compared to $10.7 million, or $.78 per diluted share, during the fourth quarter of 2019.

Favorably impacting our net income and FFO during the fourth quarter of 2020, as compared to the fourth quarter of 2019, in addition to a combined aggregate net increase in net income and FFO experienced at various properties, was a decrease in our interest expense of $427,000, or $.03 per diluted share, and an increase of $262,000, or $.02 per diluted share, in bonus rental earned on the three hospital facilities leased to subsidiaries of Universal Health Services, Inc. (“UHS”). The decreased interest expense resulted primarily from a decrease in the average cost of borrowings pursuant to our revolving credit agreement, partially offset by an increase in our average outstanding borrowings.

Consolidated Results of Operations - Twelve-Month Periods Ended December 31, 2020 and 2019:

For the twelve-month period ended December 31, 2020, our net income was $19.4 million, or $1.41 per diluted share, as compared to $19.0 million, or $1.38 per diluted share, during the twelve-month period of 2019. As reflected on the attached Supplemental Schedule, our financial results for the twelve-month period ended December 31, 2019 included an aggregate gain of $2.0 million, or $.14 per diluted share, related to the sales of real estate assets. As calculated on the Supplemental Schedule, excluding the impact of the $2.0 million aggregate gain, our adjusted net income was $17.0 million, or

$1.24 per diluted share, during the twelve-month period ended December 31, 2019, as compared to $19.4 million, or $1.41 per diluted share, during the twelve-month period ended December 31, 2020.

As calculated on the Supplemental Schedule, our FFO were $46.2 million, or $3.36 per diluted share, during the twelve months of 2020, as compared to $44.0 million, or $3.20 per diluted share, during the twelve months of 2019.

Favorably impacting our net income and FFO during the twelve months ended December 31, 2020, as compared to the twelve months of 2019, in addition to a combined aggregate net increase in net income and FFO experienced at various properties, was a decrease in our interest expense of approximately $2.3 million, or $.16 per diluted share, and an increase of $565,000, or $.04 per diluted share, in bonus rental earned on the three hospital facilities leased to subsidiaries of UHS. The decrease in interest expense resulted primarily from a decrease in our average cost of borrowings pursuant to our revolving credit agreement, partially offset by an increase in our average outstanding borrowings. Unfavorably impacting our net income and FFO during the twelve months ended December 31, 2020, as compared to the twelve months of 2019, were the vacancies that occurred as of June 1, 2019 and September 30, 2019, at two hospital facilities located in Corpus Christi, Texas, and Evansville, Indiana, respectively, as discussed below. These two properties generated a combined net operating loss of $677,000 during the twelve months ended December 31, 2020, as compared to generating combined net operating income of approximately $1.4 million during the twelve months ended December 31, 2019.

COVID-19

The COVID-19 pandemic began to significantly impact the United States in mid-March, 2020.  As a result of various policies implemented by the federal and state governments, and varying by individual state, many non-essential businesses in the nation were closed for varying time periods. We believe that by June 30, 2020, substantially all of our tenants had resumed operations of their businesses.

Tenants representing approximately 99% of our occupied square footage have paid their rent through December 31, 2020. Although COVID-19 has not had a material adverse impact on our results of operations through December 31, 2020, we believe that the potentially adverse impact that the pandemic may have on our future operations and financial results of our tenants, and in turn ours, will depend upon many factors, most of which are beyond our, or our tenants’, ability to control or predict. Since the underlying businesses in each of our properties are operated by the tenants, we can provide no assurance that the businesses will continue to operate in the future or stay current with their lease obligations.

Throughout the common areas of many properties in our portfolio, we have implemented COVID-19 risk mitigating actions such as enhanced cleaning protocols including supplemental cleaning and sanitizing of high-touch points, limiting points of entry at certain facilities, and coordinating with health care providers to assess or screen patients prior to entering certain of our medical office buildings.

Dividend Information:

The fourth quarter dividend of $.695 per share, or $9.6 million in the aggregate, was declared on December 4, 2020 and paid on December 31, 2020.

Capital Resources Information:

At December 31, 2020, we had $236.2 million of borrowings outstanding pursuant to the terms of our $350 million credit agreement and $108.2 million of available borrowing capacity, net of outstanding borrowings and letters of credit. The credit agreement has a scheduled maturity date of March, 2022, however, we have the option to extend the maturity date for up to two additional six-month periods.

At-the-market Equity Issuance Program (“ATM Program”):

During the second quarter of 2020, we commenced an at-the-market equity issuance program pursuant to the terms of which we may sell, from time-to-time, common shares of our beneficial interest up to an aggregate sales price of $100 million to or through our agent banks.  No shares were issued pursuant to this ATM Program during the fourth quarter of 2020.  Pursuant to this ATM Program, we issued 2,704 shares at an average price of $101.30 per share which generated approximately $270,000 of net cash proceeds (net of compensation to BofA Securities, Inc.) since the program commenced in the second quarter of 2020.    Additionally, as of December 31, 2020, we have paid or incurred approximately $507,000 in various fees and expenses related to the commencement of our ATM program.

New Construction Projects and Acquisition:

New Construction:

Behavioral Health Hospital – Clive, Iowa

In late July 2019, a wholly-owned subsidiary of ours entered into an agreement to build and lease a newly constructed 100-bed behavioral health care hospital located in Clive, Iowa. The lease on this facility, which is triple net and has an initial term of 20 years with five, 10-year renewal options, was executed with Clive Behavioral Health, LLC, a joint venture between a wholly-owned subsidiary of UHS and Catholic Health Initiatives-Iowa, Corp.

Construction of this hospital, for which we have engaged a wholly-owned subsidiary of UHS to act as project manager, was substantially completed in December 2020 and the property received a temporary certificate of occupancy on December 31, 2020. The hospital lease commenced upon issuance of the temporary certificate of occupancy and the initial annual rent is estimated to be approximately $2.5 million. The approximate cost of the project is estimated to be $35.1 million, approximately $32.0 million of which has been incurred as of December 31, 2020.

Medical Office Building – Denison, Texas

In September, 2019, we entered into an agreement whereby we own a 95% ownership interest in Grayson Properties II LP, which developed, constructed, owns and operates the Texoma Medical Plaza II, a 75,000 rentable square feet medical office building (“MOB”) located in Denison, Texas. This MOB, the core and shell of which was substantially completed in December, 2020, is located on the campus of Texoma Medical Center, a hospital that is owned and operated by a wholly-owned subsidiary of UHS.

A 10-year master flex lease, which commenced in December 2020, was executed with the wholly-owned subsidiary of UHS for over 50% of the rentable square feet of the MOB. The master flex lease commitment is subject to reduction upon the execution of third-party leases and as a result of fully executed third-party leases, as of December 31, 2020 the master lease commitment has been reduced to 5,840 remaining rentable square feet on the third floor of the MOB.  As of December 31, 2020, 61% of the rentable square feet of the MOB is under lease.

Effective June 1, 2020, a $13.1 million third-party construction loan was obtained by Grayson Properties II LP, which is scheduled to mature on June 1, 2025 and has an outstanding balance of $12.3 million as of December 31, 2020. In addition, we have committed to invest up to $4.8 million in equity or member loans in the development and construction of this MOB, none of which has been invested as of December 31, 2020.

Acquisition:

Sand Point Medical Properties Building – Escanaba, Michigan

On December 28, 2020, we acquired the Sand Point Medical Properties building located in Escanaba, Michigan for a purchase price of approximately $2.2 million.  The building is 100% leased under the terms of a 15-year double net lease (“NN”) with a remaining initial lease term of approximately 14 years at the time of purchase, with three, five-year renewal options.

Disclosures Related to Certain Hospital Facilities:

Southwest Healthcare System, Inland Valley Campus:

A wholly-owned subsidiary of UHS has notified us that it is considering terminating the existing lease on Southwest Healthcare System, Inland Valley Campus, upon the scheduled expiration of the current term on December 31, 2021. As permitted pursuant to the terms of the lease, UHS has the right to purchase the leased property at its appraised fair market value at the end of the existing lease term.  However, UHS has notified us that they are planning to offer us potential substitution properties, with fair market value substantially equal to that of Southwest Healthcare System, Inland Valley Campus, in exchange for the Inland Valley Campus. UHS is expected to submit its proposal to us during the first quarter of 2021.  Upon receipt, the proposal will be reviewed and evaluated by management of the Trust as well as by our Board of Trustees. All transactions with UHS must be approved by a majority of our Independent Trustees. We can provide no assurance that we will ultimately agree on a property substitution with UHS in connection with the Inland Valley Campus property. Pursuant to the terms of the lease on the Inland Valley Campus, we earned $4.4 million of lease revenue during the year ended December 31, 2020 ($2.6 million in base rental and $1.8 million in bonus rental) and $4.3 million during the year ended December 31, 2019 ($2.6 million in base rental and $1.7 million in bonus rental).

Vacancies – Evansville, Indiana and Corpus Christi, Texas:

The leases on two hospital facilities, located in Evansville, Indiana, and Corpus Christi, Texas, expired on May 31, 2019 and June 1, 2019, respectively. The former tenant of the hospital located in Evansville, Indiana, entered into a short-term lease with us, which covered the period of June 1, 2019 through September 30, 2019, at a substantially increased lease rate as compared to the original lease rate.

The combined lease revenue generated at these facilities amounted to approximately $1.7 million during the twelve-month period ended December 31, 2019. The hospital located in Evansville, Indiana, has remained vacant since September 30, 2019 and the hospital located in Corpus Christi, Texas, has remained vacant since June 1, 2019.

We continue to market each property for lease to new tenants. However, should these properties continue to remain owned and vacant for an extended period of time, or should we experience decreased lease rates on future leases, as compared to prior/expired lease rates, or incur substantial renovation costs to make the properties suitable for other operators/tenants, our future results of operations could be materially unfavorably impacted.

Kindred Hospital Chicago Central:

The existing lease with Kindred Hospital Chicago Central is scheduled to expire on December 31, 2021. Pursuant to the terms of the lease, we earned approximately $1.6 million of lease revenue during the twelve-month period ended December 31, 2020, and approximately $1.5 million during the year ended December 31, 2019.  We can provide no assurance that the lease on this facility, which during the years ended December 31, 2020 and 2019 did not generate sufficient operating income to cover its rent due to us, will be renewed, or renewed at existing lease rates, upon maturity.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty hospitals, medical/office buildings, free-standing emergency departments and childcare centers. We have investments in seventy-two properties located in twenty states.

This press release contains forward-looking statements based on current management expectations.  Numerous factors, including those disclosed herein, those related to the anticipated impact of COVID-19 on our financial results, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements in our Form 10-K for the year ended December 31, 2020), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict, including the impact of the COVID-19 pandemic. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by developments related to COVID-19.   Such developments include, but are not limited to, the length of time and severity of the spread of the pandemic; the volume of cancelled or rescheduled elective procedures and the volume of COVID-19 patients treated by the operators of our hospitals and other healthcare facilities; measures our tenants are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus on the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential disruptions to clinical staffing and shortages and disruptions related to supplies required for our tenants’ employees and patients; and potential increases to expenses incurred by our tenants related to staffing, supply chain or other expenditures.  There may be significant declines in future bonus rental revenue earned on our hospital properties leased to subsidiaries of UHS to the extent that each hospital continues to experience significant decline in patient volumes. We believe that the underlying businesses operated by certain of our other tenants have been, at various times, either temporarily closed entirely or operating at substantially reduced hours. These factors may result in the inability or unwillingness on the part of some of our tenants to make timely payment of their rent to us at current levels or to seek to amend or terminate their leases which, in turn, would have an adverse effect on our occupancy levels and our revenue and cash flow and the value of our properties, and potentially, our ability to maintain our dividend at current levels. Due to COVID-19 restrictions and its impact on the economy, we may experience a decrease in prospective tenants which could unfavorably impact the volume of new leases, as well as the renewal rate of existing leases. The COVID-19 pandemic may delay our construction projects which could result in increased costs and delay the timing of opening and rental payments from those projects, although no such delays have yet occurred. The COVID-19 pandemic could also impact our indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financing perspective; and changes in general economic conditions nationally and regionally in the markets our properties are located resulting from the COVID-19 pandemic. We are not able to quantify the impact that these factors will have on our future operations, but developments related to the COVID-19 pandemic could have a material adverse impact on our future financial results.

We believe that adjusted net income and adjusted net income per diluted share (as reflected on the attached Supplemental Schedules), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of gains, such as gains on transactions during the periods presented.  To the extent a REIT recognizes a gain or loss with respect to the sale of incidental assets, such as the sale of land peripheral to operating properties, the REIT has the option to exclude or include such gains and losses in the calculation of FFO.  We have opted to exclude gains and losses from sales of incidental assets in our calculation of FFO.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2020. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2020 and 2019

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Lease revenue - UHS facilities (a.)	$6,328	$5,830	$24,571	$23,095
Lease revenue - Non-related parties	13,036	12,556	51,562	52,020
Other revenue - UHS facilities	215	215	882	867
Other revenue - Non-related parties	251	258	995	1,181
	19,830	18,859	78,010	77,163
Expenses:
Depreciation and amortization	6,421	6,306	25,581	25,870
Advisory fees to UHS	1,059	1,011	4,141	3,974
Other operating expenses	5,711	5,463	22,284	21,569
	13,191	12,780	52,006	51,413
Income before equity in income of unconsolidated limited liability companies ("LLCs"), interest expense and gains on sales	6,639	6,079	26,004	25,750
Equity in income of unconsolidated LLCs	335	459	1,706	1,796
Gains on sales of real estate assets	-	1,701	-	1,951
Interest expense, net	(1,974)	(2,401)	(8,263)	(10,533)
Net income	$5,000	$5,838	$19,447	$18,964
Basic earnings per share	$0.36	$0.43	$1.42	$1.38
Diluted earnings per share	$0.36	$0.42	$1.41	$1.38

Weighted average number of shares outstanding - Basic	13,749	13,736	13,743	13,732
Weighted average number of shares outstanding - Diluted	13,771	13,757	13,765	13,752

(a.) Includes bonus rental on UHS hospital facilities of $1,639 and $1,377 for the three-month periods ended December 31, 2020 and 2019, respectively, and $6,116 and $5,551 for the twelve-month periods ended December 31, 2020 and 2019, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended December 31, 2020 and 2019

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	December 31, 2020		December 31, 2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,000	$0.36	$5,838	$0.42
Adjustments:
Less: Gain on sale of real estate assets	-	-	(1,701)	(0.12)
Subtotal adjustments to net income	-	-	(1,701)	(0.12)
Adjusted net income	$5,000	$0.36	$4,137	$0.30

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	December 31, 2020		December 31, 2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,000	$0.36	$5,838	$0.42
Plus: Depreciation and amortization expense:
Consolidated investments	6,421	0.47	6,306	0.46
Unconsolidated affiliates	333	0.02	287	0.02
Less: Gain on sale of real estate assets	-	-	(1,701)	(0.12)
FFO	$11,754	$0.85	$10,730	$0.78
Dividend paid per share		$0.695		$0.685

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Twelve Months Ended December 31, 2020 and 2019

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Twelve Months Ended		Twelve Months Ended
	December 31, 2020		December 31, 2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$19,447	$1.41	$18,964	$1.38
Adjustments:
Less: Gains on sales of real estate assets	-	-	(1,951)	(0.14)
Subtotal adjustments to net income	-	-	(1,951)	(0.14)
Adjusted net income	$19,447	$1.41	$17,013	$1.24

Calculation of Funds From Operations (“FFO”)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2020		December 31, 2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$19,447	$1.41	$18,964	$1.38
Plus: Depreciation and amortization expense:
Consolidated investments	25,581	1.86	25,870	1.88
Unconsolidated affiliates	1,202	0.09	1,141	0.08
Less: Gains on sales of real estate assets	-	-	(1,951)	(0.14)
FFO	$46,230	$3.36	$44,024	$3.20
Dividend paid per share		$2.760		$2.720

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	December 31,	December 31,
	2020	2019
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$605,292	$572,503
Accumulated depreciation	(216,648)	(194,888)
	388,644	377,615
Land	55,157	54,892
Net Real Estate Investments	443,801	432,507
Investments in limited liability companies ("LLCs")	4,278	6,918
Other Assets:
Cash and cash equivalents	5,742	6,110
Lease and other receivables from UHS	3,199	2,963
Lease receivable - other	7,504	7,640
Intangible assets (net of accumulated amortization of $19.5 million and $26.5 million, respectively)	11,742	14,553
Right-of-use land assets, net	8,914	8,944
Deferred charges and other assets, net	8,829	9,154
Total Assets	$494,009	$488,789
Liabilities:
Line of credit borrowings	$236,200	$212,950
Mortgage notes payable, non-recourse to us, net	58,895	60,744
Accrued interest	351	374
Accrued expenses and other liabilities	19,802	12,888
Ground lease liabilities, net	8,914	8,944
Tenant reserves, deposits and deferred and prepaid rents	10,842	11,155
Total Liabilities	335,004	307,055
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2020 - 13,771,287; 2019 - 13,757,498	138	138
Capital in excess of par value	267,368	266,723
Cumulative net income	680,727	661,280
Cumulative dividends	(785,413)	(747,417)
Accumulated other comprehensive (loss)/income	(3,815)	1,010
Total Equity	159,005	181,734
Total Liabilities and Equity	$494,009	$488,789